EXHIBIT 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Investor Relations Manager	Corporate Communications Director
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823
HUTCHINSON TECHNOLOGY ANNOUNCES
SHARE REPURCHASE PROGRAM
HUTCHINSON, Minn., February 4, 2008 — Hutchinson Technology Incorporated (Nasdaq: HTCH) today announced that its Board of Directors has approved a share repurchase program authorizing the company to spend up to $130 million to repurchase shares of its common stock. The repurchase of the common stock may be made from time to time in the open market or through privately negotiated transactions. The amount and timing of any purchases will be determined by the company’s management based on its evaluation of market conditions, share price and other factors. The purchases will be funded from available cash.
     John Ingleman, Hutchinson Technology’s senior vice president and chief financial officer, stated, “While we will continue to make strategic investments in our disk drive components business and in our growing medical device opportunity, our strong balance sheet, reduced capital spending requirements and improved cash generation enable us to consider additional alternatives to generate shareholder value. We believe a share repurchase program is a prudent use of our capital resources and will enhance shareholder returns over the long term.”
     Hutchinson Technology’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
     This announcement contains forward-looking statements regarding the company’s intention to repurchase its shares of common stock and fund such repurchases. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of the company’s inability to repurchase shares and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
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